Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Indonesia Energy Corporation Limited on Form F-1/A (File No. 333-263396) of our report dated April 29, 2022, with respect to our audits of the consolidated financial statements of Indonesia Energy Corporation Limited as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, which report appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/Marcum Bernstein & Pinchuk LLP
Marcum Bernstein & Pinchuk LLP

New York, NY
May 19, 2022

www.marcumbp.com